Exhibit 99.1

November 5, 2008	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

•	Operating revenues increase 6.2 percent to $672.2 million

•	Net income of $88.2 million or $0.55 per share for third quarter 2008

•	Excluding goodwill impairment charge(a non-GAAP financial measure), approximately 11 percent growth over third quarter 2007 net income of $79.5 million

•	Annualized general rate increases of approximately $27.0 million

VOORHEES, N.J., November 5, 2008 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the third quarter ended September 30, 2008.

For the quarter, the company reported operating revenues of $672.2 million, a 6.2 percent increase or $39.1 million over the same period in 2007. Net income in the third quarter was $88.2 million, or $0.55 per basic and diluted common share, compared with a loss of $160.1 million or $1.00 per basic and diluted common share, in the third quarter of 2007. Excluding the goodwill impairment charge, the third quarter 2007 net income would have been $79.5 million, showing approximately 11 percent growth quarter over quarter. The increase in net income was due primarily to higher revenues in its Regulated Business.

“We continue to make progress in our regulatory filings,” said Don Correll, president and CEO of American Water. “The increase in revenues, despite the high rainfall our Midwest operations have experienced, reflects our commitment to prudently invest in infrastructure and our ability to achieve an appropriate rate of return on those investments.”

For the third quarter, the company received authorizations for additional annualized revenues from general rate case activity of approximately $27.0 million, which brings the total for the first nine months of 2008 to $73.9 million. As of September 30, 2008, the company has general rate cases awaiting final order in nine additional states that would provide $267.6 million of additional revenues, if approved as filed. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary.

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AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

The increase in operating revenues from the company’s Regulated Business of $31.6 million, or 5.5 percent increase over the same period in 2007 was achieved even with the Midwest experiencing some of the wettest weather on record. For the company as a whole, primarily due to weather, total volume of water sold decreased 4.8 percent for the quarter ended September 30, 2008, to 122.3 billion gallons, from 128.5 billion gallons for the same period in 2007, resulting in an estimated reduction of $11.4 million in revenues, approximately $5.8 million in net income, or $.04 per basic and diluted common share.

The company’s Non-regulated Businesses’ revenues increased by $7.5 million or 11.3 percent for the third quarter, compared to the same period in 2007. The increase was primarily attributable to higher revenues in the Homeowner Services Group and the Contract Operations Group.

“We had some exciting growth news during the quarter on the non-regulated side of the business,” added Correll. “Our Military Services Group was awarded contracts for the water distribution systems and wastewater collection systems at Fort Hood Army Installation in Texas and at Fort Polk Army Installation in Louisiana. The awards of these contracts are estimated at approximately $329.0 million and $348.0 million, respectively, over a 50-year period and complement our business capabilities.”

Operating expenses for the three month period ending September 30, 2008 totaled $460.4 million. Adjusting for the 2007 third quarter goodwill impairment charge of $243.3 million, operating expenses in the third quarter 2008 increased $16.0 million from the third quarter 2007, primarily due to employee-related costs. The Non-regulated Business segment’s increased expenses of $3.5 million correspond with its increased revenues.

Non-recurring Sarbanes-Oxley readiness and other divestiture-related expenses totaled $1.5 million in the third quarter, decreasing by $11.1 million from the prior year period, resulting in approximately $6.7 million in added net income, or $.04 per basic and diluted common share.

During the third quarter, the company’s Board of Directors declared its second consecutive quarterly cash dividend of $0.20 per common share.

Net cash provided by operating activities, for the nine months ending September 30, 2008, increased approximately $63.0 million or 19.1 percent to $392.9 million, from $329.9 million in the prior year period, showing our continued focus on cash management.

Cash outflows related to construction expenditures, for the nine months ending September 30, 2008, increased $207.4 million to approximately $714.6 million from $507.2 million in the prior year period, as a result of continued prudent investment in regulated utility plant projects. A major project underway is the construction of a 20 million-gallon-a-day water treatment plant and a 31-mile water transmission line in Kentucky. This project will address a long-standing water supply deficit in central Kentucky.

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AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

During the three months ending September 30, 2008, capital resource requirements were met with internally generated cash, commercial paper issuance, and access to our bank credit lines. American Water has access to unsecured revolving credit facilities with aggregate bank commitments of $810.0 million. As of September 30, 2008, American Water had approximately $596.0 million available capacity under its credit facility and approximately $132.0 million outstanding commercial paper.

Third Quarter 2008 Earnings Conference Call

The third quarter 2008 earnings conference call will take place Thursday, November 6, 2008, at 9:00 a.m. Eastern Standard Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available by dialing (800) 475-6701 (U.S.) and (320) 365-3844 (for international callers). The pass code for replay participants is 955087. The call replay and online archive of the webcast will be available through November 7, 2008 by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that

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AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of American Water’s SEC filings, including, but not limited to, the company’s Rule 424(b)(4) prospectuses filed April 24, 2008. We undertake no obligation to publicly update or revise any forward-looking statement.

The Company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues	$672,193	$633,117	$1,768,377	$1,660,394

Operating expenses
Operation and maintenance	342,226	328,305	984,063	910,304
Depreciation and amortization	68,376	69,699	199,599	202,463
General taxes	49,380	47,091	151,074	140,910
(Gain) loss on sale of assets	457	(708)	(413)	(6,821)
Impairment charge	—	243,345	750,000	243,345

Total operating expenses, net	460,439	687,732	2,084,323	1,490,201

Operating income (loss)	211,754	(54,615)	(315,946)	170,193

Other income (deductions)
Interest, net	(72,684)	(68,739)	(212,718)	(211,709)
Allowance for other funds used during construction	4,442	2,028	10,370	5,197
Allowance for borrowed funds used during construction	2,970	846	6,063	2,358
Amortization of debt expense	(1,601)	(1,227)	(4,360)	(3,624)
Preferred dividends of subsidiaries	(55)	(55)	(169)	(169)
Other, net	881	1,362	1,544	4,146

Total other income (deductions)	(66,047)	(65,785)	(199,270)	(203,801)

Income (loss) from continuing operations before income taxes	145,707	(120,400)	(515,216)	(33,608)
Provision for income taxes	57,549	39,717	83,612	74,095

Income (loss) from continuing operations	88,158	(160,117)	(598,828)	(107,703)
Income (loss) from discontinued operations, net of tax	—	—	—	(551)

Net income (loss)	$88,158	$(160,117)	$(598,828)	$(108,254)

Basic earnings per common share (1):
Income (loss) from continuing operations	$0.55	$(1.00)	$(3.74)	$(0.67)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(0.00)

Net income (loss)	$0.55	$(1.00)	$(3.74)	$(0.68)

Diluted earnings per common share (1):
Income (loss) from continuing operations	$0.55	$(1.00)	$(3.74)	$(0.67)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(0.00)

Net income (loss)	$0.55	$(1.00)	$(3.74)	$(0.68)

Average common shares outstanding during the period:
Basic	159,949	160,000	159,960	160,000

Diluted	160,000	160,000	159,960	160,000

(1)	Amounts may not sum due to rounding.

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AMERICAN WATER REPORTS THIRD QUARTER 2008 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information

In thousands

	(Unaudited) September 30, 2008	December 31, 2007
Cash and cash equivalents	$6,689	$13,481
Other current assets	490,535	416,873
Total property, plant and equipment	9,871,591	9,317,961
Total regulatory and other long-term assets	2,411,917	3,185,757

Total Assets	$12,780,732	$12,934,072

Short-term debt	$327,185	$220,514
Current portion of long-term debt	95,836	96,455
Other current liabilities	514,469	457,520
Long-term debt	4,693,719	4,699,133
Total regulatory and other long-term liabilities	2,104,311	2,095,449
Contributions in aid of construction	878,298	818,387
Preferred stock without mandatory redemption requirements	4,557	4,568
Common stockholders' equity	4,162,357	4,542,046

Total Capitalization and Liabilities	$12,780,732	$12,934,072

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total operating expenses, net	$460,439	$687,732	$2,084,323	$1,490,201
Less: Impairment charge	—	243,345	750,000	243,345

Total operating expenses excluding impairment charge	$460,439	$444,387	$1,334,323	$1,246,856

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$88,158	$(160,117)	$(598,828)	$(108,254)
Add: Impairment charge	—	243,345	750,000	243,345

Net income excluding impairment charge before associated tax benefit	88,158	83,228	151,172	135,091
Less: Income tax benefit relating to impairment charge	—	3,739	11,525	3,739

Net income excluding impairment charge	$88,158	$79,489	$139,647	$131,352

Basic earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.55	$0.50	$0.87	$0.82

Diluted earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.55	$0.50	$0.87	$0.82

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